EXHIBIT 10.4

QUAKER CHEMICAL CORPORATION

1995 NAPLES SUPPLEMENTAL RETIREMENT INCOME PROGRAM AND AGREEMENT

(As Amended and Restated Effective May 7, 2008)

1.	Background

Quaker Chemical Corporation (the “Company”) and Ronald J. Naples (“Naples”) entered into the Quaker Chemical Corporation 1995 Naples Supplemental Retirement Income Program and Agreement (the “Program”), effective as of October 2, 1995, to provide Naples with an improved retirement program that enhances the Company’s ability to retain the services of Naples as well as to reflect Naples’ achievements and valued contributions to the Company. This amendment and restatement of the Program is effective May 7, 2008 and reflects (i) Section 6(b) of the Employment, Transition and Consulting Agreement (effective May 7, 2008) between Naples and the Company (the “Agreement”), and (ii) changes required under §409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Administration

The Program is a non-qualified and unfunded plan of deferred compensation for Federal income tax purposes and an unfunded program maintained for a select member of management who is also a highly compensated employee, for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Program shall be administered by the Company’s Compensation/Management Development Committee (the “Committee”), whose determinations shall be final, binding and conclusive. As the Program contemplates payment of benefits on a post-retirement basis, the Company will continue to maintain on the Company’s books and records an accrual of the benefits earned pursuant to the Program according to Generally Accepted Accounting Principles.

3.	Basic Program Concept

The benefits payable under the Program are based on a formula which will provide the maximum supplemental retirement income benefit to Naples if he shall (a) remain employed by the Company for 15 or more years, or (b) incur a Separation from Service on account of Retirement or a Severance Event (as such terms are defined in the Agreement). If Naples’ employment with the Company is less than 15 years, the retirement income benefit under the Program will be reduced by 2.667% for each full and fractional year less than 15 years of employment with the Company; provided, however, that such reduction shall not apply if Naples incurs a Separation from Service on account of Retirement or a Severance Event (as such terms are defined in the Agreement). For purposes of the Program (other than for purposes of determining whether Naples has had a Separation from Service), employment with any corporation, partnership or other entity of which 40% or more of the voting power is held, directly or indirectly, by the Company, shall be deemed employment with the Company. Naples’ rights to benefits under the Program shall continue to be fully vested and nonforfeitable.

4.	Benefit Calculation

The Supplemental Retirement Income Benefit payable under the Program in the form of a Single Life Annuity (as defined in Section 5), shall be determined as follows:

First Calculation

Salary Plus Bonus (hereinafter defined)

less	Actual Social Security taxes paid on Salary Plus Bonus.

less	Applicable state income tax on Salary Plus Bonus at the rate in effect on Separation from Service.

less	Federal income tax on Salary Plus Bonus, calculated at the tax rate for a joint return with no dependents in effect on Separation from Service.

Computation of the above will generate the “Net Pre-Retirement Income.”

Second Calculation

Pension (hereinafter defined)

plus	Social Security benefit payable to Naples at age 65, assuming that he is married, that he and his spouse are the same age, and that Naples continues employment to age 65 at the level of compensation in effect at termination of Naples’ employment with the Company.

Computation of the above will generate the “Net After-Retirement Income.”

Third Calculation

The Supplemental Retirement Income Benefit, in the form of a Single Life Annuity, shall be equal to the amount (if any) by which the Net After-Retirement Income is less than 80% of the Net Pre-Retirement Income, reduced by 2.667% for each full and fractional year of employment with the Company less than 15; provided, however, that such reduction shall not apply if Naples incurs a Separation from Service on account of Retirement or a Severance Event (as such terms are defined in the Agreement).

Definitions

For purposes of determining the Supplemental Retirement Income Benefit, the following definitions shall apply:

Salary Plus Bonus means the higher of (a) the final calendar year of base salary prior to Separation from Service, plus the average of the highest three of the last ten years of annual incentive bonuses earned prior to Separation from Service; or (b) the average of the three highest consecutive years of base salary and annual incentive bonuses during the period of Naples’ employment with the Company. For purposes of determining “annual incentive bonuses,” Naples’ March 2001 award of 100,000 restricted shares under the 2001 Global Annual Incentive Plan shall be treated as a bonus payment of $343,200 (20,000 shares at $17.16 per share) in each year beginning with 1997 and ending with 2001, and not as a bonus in the year(s) income was recognized with respect to such shares. Contributions made to the Company’s Retirement Savings Plan (or any other plan of deferred compensation sponsored by the Company) other than elective pre-tax contributions by Naples shall not be included within the definition of Salary Plus Bonus. Moreover, none of the income realized by Naples pursuant to his participation in the 1995 Restricted Stock Plan and Agreement or in any stock option plan sponsored by the Company shall be included in the definition of Salary Plus Bonus.

Pension means the benefit payable from the Quaker Chemical Corporation Pension Plan, as amended and restated effective January 1, 2001, or any successor thereto (the “Qualified Pension Plan”), based on Naples’ Accrued Benefit (including Naples’ Prior Pension Benefit and Cash Balance Benefit, as such terms are defined in the Qualified Pension Plan) as of Separation from Service; and determined (i) the form of the “single life annuity” option, and (ii) as if such benefit were payable at Separation from Service (or the actual commencement date, if earlier, under the Qualified Pension Plan), adjusted in accordance with the actuarial assumptions set forth in the Qualified Pension Plan in the event such date is prior to Naples’ Normal Retirement Date.

Normal Retirement Date means the first day of the month coincident with or next following Naples’ 65th birthday.

Separation from Service means the date of Naples’ separation from service with the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

5.	Payments and Term

The Supplemental Retirement Income Benefit shall be paid in equal monthly installments, shall be paid for Naples’ life only, and shall terminate on the first day of the month following Naples’ death (a “Single Life Annuity”). Notwithstanding the foregoing, Naples may make an irrevocable election, prior to Separation from Service and in accordance with procedures established by the Committee, to receive the Supplemental Retirement Income Benefit (i) in the form of Three Installments in the event Naples so elects in 2008 and incurs a Separation from Service on account of Retirement or a Severance Event (as such terms are defined in the Agreement), or (ii) in the form of a Joint and Survivor Annuity.

For purposes of this Program, Three Installments shall mean three payments with the first such installment to be paid to Naples on the date that is six months after Separation from Service (or, if such day is not a business day, the next business day) and the remaining two installments to be paid to Naples on the first and second anniversaries of Separation from Service (or the next business day if such anniversary is not a business day). For purposes of determining the amount of the installments, the actuarial equivalent present value as of Separation from Service of the benefit otherwise payable to Naples under the Program in the form of a Single Life Annuity commencing at Separation from Service shall be determined, and the installments shall be the actuarial equivalent of such present value. For this purpose, actuarial equivalent shall be determined using the applicable interest rate under Code §417(e)(3) and, for purposes of determining present value (and not the amount of the installments), the applicable mortality table under Code

§417(e)(3), in both cases prior to amendment by the Pension Protection Act of 2006 if the Separation from Service is prior to December 1, 2008, consistent with the methodology shown in Exhibit A to the Agreement. In the event Naples makes a timely election to receive his benefit under the Program in the form of Three Installments and dies after his Separation from Service and before the Three Installments have been paid, the installments not paid to Naples shall be paid to his Beneficiary. For this purpose, Beneficiary shall mean (a) the person or persons designated by Naples to receive any such remaining installments on Naples’ death, such designation to be in a writing filed by Naples with the Company’s human resources department on or before Naples’ death, or (b) if Naples fails to so designate a beneficiary or the designated beneficiary predeceases Naples, Naples’ surviving spouse or, if Naples has no surviving spouse, his estate. Exhibit A to the Agreement shows the amount payable to Naples under the Program in the event Naples incurs a Separation from Service on October 3, 2008 on account of Retirement (as defined in the Agreement) and makes a timely election to receive his benefit in the form of Three Installments.

For purposes of this Program, a Joint and Survivor Annuity is a monthly annuity payable during Naples’ lifetime and, if Naples’ spouse on his Separation from Service survives him (his “Surviving Spouse”), an annuity for his Surviving Spouse’s lifetime equal to 50%, 75% or 100% (as elected by Naples prior to Separation from Service) of the monthly amount payable during Naples’ lifetime. The Joint and Survivor Annuity shall be the actuarial equivalent of the Single Life Annuity otherwise payable to Naples under the Program. For purposes of determining the amount of the Joint and Survivor Annuity, to the extent benefits payable hereunder are paid through an insurance product, “actuarial equivalent” shall be determined under the terms of the insurance product; otherwise, “actuarial equivalent” shall have the meaning set forth in the Qualified Pension Plan (for purposes of converting one form of annuity to another form of annuity) as of Separation from Service.

Payment of the Supplemental Retirement Income Benefit under this Program in the form of a Single Life Annuity or a Joint and Survivor Annuity shall commence on the first day of the seventh month subsequent to Naples’ Separation from Service. The payment made in such seventh month shall equal seven times the monthly payment otherwise due. However, in the event that Naples dies after Separation from Service and prior to the first day of the seventh month subsequent to his Separation from Service, his Surviving Spouse (if any) shall receive (i) a lump sum payment on the first day of the seventh month subsequent to Naples’ Separation from Service equal to a multiple of the monthly payment Naples would have received in the eighth month following his Separation from Service had he survived, and (ii) if Naples made an irrevocable election to receive his benefit under the Program in the form of a Joint and Survivor Annuity, a survivor annuity for her lifetime in monthly payments commencing on the first day of the seventh month subsequent to Naples’ Separation from Service equal to the monthly amount his Surviving Spouse would have received under the elected form had Naples survived to such date, but with the first payment equal to a multiple of the monthly amount so determined. The multiple used in clause (i) shall equal six minus the number of full calendar months between Naples’ death and his Separation from Service, and the multiple used in clause (ii) shall equal seven minus the multiple used in clause (i). In the event Naples’ benefit under the Program is payable as a Single Life Annuity or Joint and Survivor Annuity, no benefit shall be payable to Naples’ Surviving Spouse under the Program in the event she dies prior to the date benefits are due to be paid to her hereunder.

No benefit shall be payable under the Program in the event of Naples’ Separation from Service as a result of death.

In the event payments hereunder commence on a date other than Naples’ Normal Retirement Date, no adjustment shall be made to the benefit payable hereunder to reflect the fact that the benefit is being paid before or after Naples’ Normal Retirement Date.

6.	Successors and Assigns

The benefits payable under the Program shall be binding contractual obligations of the Company and such obligations shall be binding on any successor company resulting from any acquisition, merger, reorganization, or amalgamation of the Company with or into any other company or juridical entity.

7.	Construction

The place of administration of this Program shall be in the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of the Program, and rights relating to this Program shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws). This Program is intended to comply with Code §409A and shall be construed and interpreted in accordance with such section in order to avoid the imposition of additional tax thereunder.

Entered into May 22, 2008, effective as of May 7, 2008.

QUAKER CHEMICAL CORPORATION

/s/ Ronald J. Naples	By:	/s/ Robert H. Rock
Ronald J. Naples		Robert H. Rock